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                                                                    Exhibit 23.2


[KPMG LOGO]
        KPMG LLP
        Suite 900
        801 Second Avenue
        Seattle, WA 98104

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Washington Banking Company:

We consent to incorporation by reference in the registration statements (No. 333-57431 and No. 333-72436) on Form S-8 of Washington Banking Company of our report dated January 25, 2002, with respect to the consolidated statements of income, shareholders' equity, comprehensive income and cash flows of Washington Banking Company and subsidiary for the year ended December 31, 2001, which report appears on December 31, 2003 Annual Report on Form 10-K of Washington Banking Company.

                                        KPMG LLP


Seattle, Washington
March 22, 2004







KPMG LLP, a limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.